UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant
Filed by a Party other than the Registrant x
Check the appropriate box:
 Preliminary Proxy Statement
 Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
 Definitive Proxy Statement
 Definitive Additional Materials
x Soliciting Material Under 240.14a-12

SERVOTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

PAUL L. SNYDER III
FOUNDERS SOFTWARE, INC.
BEAVER HOLLOW WELLNESS, LLC
KATHLEEN ANN SCHEFFER
CHRISTINE R. MARLOW
MICHAEL W. DOLPP
CHARLES C. ALFIERO
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
x No fee required
 Fee paid previously with preliminary materials
 Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On 01/09/2025, Beaver Hollow Wellness, LLC, Kathleen Ann Scheffer together with the other participants named herein delivered a letter to the Servotronics, Inc. (the Nomination Letter) nominating a slate of highly qualified director candidates for election to the board of directors at Servotronics, Inc.s 2025 annual meeting of stockholders. The participants named herein may have conversations with management and members of the board of directors, and other stockholders, to discuss the Nomination Letter, representation on the board of directors, ideas as to how Servotronics, Inc. may be able to maximize product sales and development and more generally to enhance stockholder value.
On Jan 17, 2025, Paul L. Snyder III, Chief Executive Officer of Beaver Hollow, was quoted in the following article published by the Buffalo Business First:
Servotronics faces board shakeup as shareholder pushes for seats

By Lian Bunny - Reporter, Buffalo Business First
Jan 17, 2025
 A shareholder is seeking board seats for himself and three others at an Elma aerospace manufacturing company.
Paul Snyder III, Beaver Hollow Wellness CEO and chairman of Founders Software Inc., publicly disclosed this month that he wants four Servotronics Inc. (NASDAQ: SVT) board seats for himself and three others: Michael Dolpp, Christine Marlow and Charles Alfiero. Thats according to recent filings with the U.S. Securities and Exchange Commission.
Snyder, who has a 15.2% stake in the company, is seeking the four to be elected to the board of directors at Servotronics annual 2025 meeting. The date of the meeting has not been publicly announced.
Since the pandemic, the Western New York community has suffered the loss of too many important businesses and well-paying manufacturing jobs, Snyder said in a statement to Business First. As one of Servotronics largest shareholders, and a dedicated member of the Western New York community, we committed to taking the necessary steps to enhance shareholder value including nominating a highly qualified slate of directors and providing ideas for how Servotronics may be able to maximize product sales and development and more generally to enhance shareholder value. We are aiming to work collaboratively with the current leadership and Board to achieve these critical objectives. We hope to have the opportunity to work together with Servotronics current board and leadership to implement these changes amicably.
Servotronics CEO Bill Farrell did not immediately respond to Business Firsts request for comment.
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The company has gone through something similar in recent years. In 2023, Star Equity Holdings announced a six-nominee slate for the six-member board but later updated its proposal, nominating just two members to replace the two longest-serving incumbents. The fund later dropped its own candidates entirely, though it remained highly critical of Servotronics and would continue to advocate for change, Jeffrey Eberwein, executive chairman, previously told Business First.
Over the last several years, the company has been in the midst of a strategic overhaul to reverse financial losses. The business has seen multiple executives and board changes following the December 2021 exit of former CEO Kenneth Trbovich following an internal investigation into allegations of sexual harassment and other misconduct.
Most recently, COO Harrison Kelly III tendered his resignation in September 2024 after less than a year in the role.
Servotronics in 2023 sold off subsidiary the Ontario Knife Co., a move intended to help the company focus on top-line growth, boost profits, improve margins through production efficiencies and enhance shareholder value.
Servotronics financials
In the first nine months of 2024, the latest publicly available financial data, the business had gross profit of $7.07 million, an increase over the $5.04 million during the first nine months of 2023. That's been largely driven by increasing sales and managing costs, Farrell previously told Business First.
The Elma company drastically reduced its net loss from $11.25 million during the first nine months of 2023 to $323,000 during that same period this year.
That change is in part due to the sale of Ontario Knife, which was losing money before it was sold in August 2023. Operating losses were $770,000 and $21,000 for the second quarters of 2023 and 2022, respectively, according to Servotronics quarterly earnings reports.
Despite many internal and industry changes, Servotronics stock price has held relatively stable: The stock traded at $11.03 on April 29, 2022, and at $11.12 as of market open Jan. 17, 2025.
Thats mainly due to the companys stock being fairly closely held, which means not a lot of transaction volume, according to Farrell.
Really, for our stock price to move, wed need a bit more liquidity and a little bit more stock movement, he previously told Business First. Were working on that with our investors. We have a lot of interest from new investors.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Beaver Hollow Wellness, LLC, together with the other participants named herein (collectively, the Group), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (SEC) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Servotronics, Inc., a Delaware corporation (the Company).

THE GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Beaver Hollow Wellness, LLC, Founders Software, Inc., Paul L. Snyder, III, Kathleen Scheffer Christine R. Marlow, Michael W. Dolpp and Charles C. Alfiero.

As of the date hereof, Beaver Hollow Wellness, LLC beneficially owns directly 388,745 shares of common stock, par value $0.20 per share, of the Company (the Common Stock). Founders Software, Inc., as a member of, and holder of approximately 92 percent of the issued and outstanding membership interest of Beaver Hollow Wellness, LLC, may be deemed to beneficially own the 388,745 shares of Common Stock owned directly by Beaver Hollow Wellness, LLC. Paul L. Snyder III, as the indirect, majority shareholder and Chairman of the Board of Directors of Founders Software, may be deemed to beneficially own the 388,745 shares of Common Stock owned directly by Beaver Hollow Wellness, LLC. As of the date hereof, Kathleeen Ann Scheffer beneficially owns directly 2,173 shares of Common Stock. As of the date hereof, none of Christine R. Marlow, Michael W. Dolpp or Charles C. Alfiero beneficially owns any Common Stock.